Exhibit 99.1

FOR IMMEDIATE RELEASE

October 5, 2022

ART’S WAY MANUFACTURING’S CORE AGRICULTURAL PRODUCTS SEGMENT REPORTS 31.7% REVENUE INCREASE FOR THE NINE MONTHS ENDING AUGUST 31, 2022 DRIVEN BY HIGH DEMAND FOR GRINDER MIXERS AND SUGAR BEET EQUIPMENT

ARMSTRONG, IOWA, October 5, 2022 – Art’s-Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the third quarter and year to date fiscal 2022.

	For the Three Months Ended
	(Consolidated)
	August 31, 2022	August 31, 2021
Sales	$8,140,000	$6,592,000
Operating Income (Loss)	$431,000	$160,000
Net Income (Loss)	$238,000	$56,000
EPS (Basic)	$0.05	$0.01
EPS (Diluted)	$0.05	$0.01

Weighted Average Shares Outstanding:
Basic	4,700,422	4,529,026
Diluted	4,700,422	4,529,026

	For the Nine Months Ended
	(Consolidated)
	August 31, 2022	August 31, 2021
Sales	$21,029,000	$17,703,000
Operating Income (Loss)	$315,000	$(60,000)
Net Income (Loss)	$6,000	$(195,000)
EPS (Basic)	$0.00	$(0.04)
EPS (Diluted)	$0.00	$(0.04)

Weighted Average Shares Outstanding:
Basic	4,633,621	4,508,986
Diluted	4,633,621	4,508,986

Sales: Our consolidated corporate sales for the three- and nine-month periods ended August 31, 2022 were $8,140,000 and $21,029,000, respectively, compared to $6,592,000 and $17,703,000 during the same respective periods in fiscal 2021, a $1,548,000, or a 23.5% increase for the three months and a $3,326,000, or 18.8% increase for the nine months. We saw increases in both our Agricultural Products and Tools segments for the quarter and year to date as discussed more below.

Our third quarter sales in the Agricultural Products segment were $6,345,000 compared to $4,660,000 during the same period of fiscal 2022, an increase of $1,685,000, or 36.2%. Our year-to-date Agricultural Product sales were $15,823,000 compared to $12,017,000 during the same period in fiscal 2021, an increase of $3,806,000, or 31.7%. We attribute the large increase in revenue to an improved fiscal 2022 agricultural economy that produced five-to-ten-year highs in commodity and livestock prices along with government assistance programs that provided farmers with much needed government assistance during the COVID-19 pandemic. We also saw an increase in orders from offering a floor plan program to allow dealers extended terms in return for stocking inventory. Compared to the nine months ending August 30, 2021, we have sold 20% more grinder mixers, shipped 170% more beet equipment, and had a 30% increase in manure spreader sales. Our backlog moving into Q4 of fiscal 2022 is expected to keep our production line full until our fall 2022 early order program is released to build up our fiscal 2023 backlog. We continue to face supplier delays mainly for hydraulics, cylinders, and other components. We have managed to keep our production line going through our diverse product offering despite these supplier delays and continue to place purchase orders out further into 2023 to avoid part shortages. While the job market has been tough for most employers through COVID-19 we have fared well in hiring and retaining an adequate workforce. We took steps to automate production tasks in fiscal 2022 by bringing in three robotic welders. A high-definition plasma cutter is scheduled to be delivered in Q4 of fiscal 2022 that we expect will alleviate production bottlenecks and improve quality. While component prices continue to rise, we have seen steel prices start to level off in Q3 of fiscal 2022. With the help of price increases we believe we can see improved margins beginning in Q4 of fiscal 2022 and Q1 of fiscal 2023.

Our third quarter sales in the Modular Buildings segment were $1,131,000 compared to $1,313,000 for the same period in fiscal 2021, a decrease of $182,000, or 13.9%. Sales in our Modular Buildings segment for the nine months ended August 31, 2022 were $3,208,000 compared to $3,798,000 for the same period in fiscal 2021, a decrease of $590,000, or 15.5%. The decrease for the quarter is due to our workforce focusing on readying rental buildings for sale and lease to be deployed in Q4 of fiscal 2022. The decrease for the year is due to contract delays, mainly slowed by funding approvals for large, quoted projects this segment was working to close at the end of fiscal 2021. Two of these large projects are under engineering contracts and could provide approximately $7 million to our fiscal 2023 backlog upon closing. We have experienced record demand and sales for our agricultural buildings in this segment in fiscal 2022.

Our Tools segment had sales of $664,000 and $1,998,000 during the three- and nine-month periods ended August 31, 2022, respectively, compared to $619,000 and $1,888,000 for the same respective periods in fiscal 2021, a 7.3% increase and a 5.8% increase, respectively. The increase for the quarter and year to date is due to price increases to cover rising costs and continued demand for our products. Rising material and overhead costs have decreased our gross margin for the quarter and year to date periods. We increased prices near the end of Q3 of fiscal 2022 to help with margin quality moving forward. We put a Haas milling machine in service in Q3 of fiscal 2022 to improve efficiency and increase output. Our backlog remains strong and labor constraints will be the largest challenge for this segment heading into Q4 of fiscal 2022.

Net Income (Loss): Consolidated net income was $238,000 for the three-month period ended August 31, 2022 compared to net income of $56,000 for the same period in fiscal 2021. Our consolidated net income for the nine months ended August 31, 2022 was $6,000 compared to net (loss) of $(195,000). The strong earnings of our Agricultural Segment were partially offset by the performance of our Modular Building and Tools segments. Contract delays in the Modular Building segment led to a slow first six months of fiscal 2022 and earnings were further hampered by increasing construction costs on projects under contract. While we are carrying a record backlog in the Tools segment, we continue to experience lingering staffing challenges brought on by COVID-19. We are taking steps to reinvest into our business with automation and improved processes to put us in a position to provide greater earnings going forward.

Net Income (Loss) per Share: Net income per basic and diluted share for the third quarter of fiscal 2022 was $0.05, compared to income per basic and diluted share of $0.01 for the same period in fiscal 2021. Net income per basic and diluted share for the first nine months of fiscal 2022 was $0.00, compared to loss per basic and diluted share of $(0.04) for the same period in fiscal 2021.

President and CEO of Art’s-Way, David King reports, “Our strong third quarter results reflect the efforts of our team as we continue to execute our growth and operational strategy. While supply chain challenges, inflationary pressures and labor shortages continue to persist, we were pleased to see strong price realization contribute to our improved sales.

Looking ahead, we believe agricultural market fundamentals will stay positive through the remainder of the year and into the first half of 2023. We are confident that these positive market fundamentals along with our early order program will continue to drive strong demand in our Agricultural Products segment and provide a solid backlog for fiscal 2023. We continue to see increased demand in our Tools segment and expect to see ongoing improvement in our manufacturing process and our margins as new automated equipment and robots come online in the fourth fiscal quarter. While delays in contracts slowed sales earlier in the year for our Modular Buildings segment, we have secured engineering contracts for several large projects that will have an immediate impact in the fourth fiscal quarter of this year. These projects along with the current strong demand for ag buildings have the potential for us to secure double our fiscal 2022 sales in backlog at fiscal year end.”

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 150 employees across three branch locations: Art’s Way Manufacturing in Armstrong, Iowa, Art’s Way Scientific in Monona, Iowa, and American Carbide Tool in Canton, Ohio. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has three reporting segments: Agricultural Products; Modular Buildings; and Tools.

For more information, contact: David King, Chief Executive Officer

712-208-8467

investorrelations@artsway-mfg.com

Or visit our website at www.artsway.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) potential growth in our business segments; (iii) future results, including but not limited to, revenue and margin expectations; (iv) our ability to increase production with capital investments and other activities, and (v) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and its effect on our supply chain and demand for our products, domestic and international economic conditions; our ability to attract and maintain an adequate workforce in a competitive labor market; the ongoing COVID-19 outbreak; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.